Exhibit (h)(7)

EXHIBIT A

Amended and Restated as of April 28, 2016

PRODUCTS

QS DBI Developed ex-US Diversified Index

QS DBI Emerging Markets Diversified Index

QS DBI US Diversified Index

QS Low Volatility High Dividend Index

QS International Low Volatility High Dividend Index